Exhibit 99.1
QUESTCOR REPORTS SECOND QUARTER 2010 RESULTS
Paid Acthar Prescriptions for MS up 145% compared to Second Quarter 2009 and up 32%
compared to First Quarter 2010
Prescriptions for IS Continue within Historic Range
Second Quarter Net Income of $0.14 per share on Record $28.3 Million in Net Sales
Significant Expansion of Sales Force Currently Underway
Initial Data for Acthar as a treatment for Nephrotic Syndrome Available in Fourth Quarter 2010
Conference Call Today at 4:30 p.m. ET
UNION CITY, CA, July 28, 2010 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for the second quarter ended June 30, 2010. The Company’s financial performance was driven primarily by a 145% year-over-year increase in the number of new paid Acthar prescriptions for the treatment of multiple sclerosis (MS) exacerbations as compared to the second quarter of 2009.
Net sales totaled a record $28.3 million for the quarter ended June 30, 2010 compared to $25.3 million for the quarter ended June 30, 2009, and $26.2 million for the quarter ended March 31, 2010. Net income for the second quarter of 2010 was $9.3 million, or $0.14 per diluted common share compared to $9.3 million, or $0.14 per diluted common share, for the second quarter of 2009, and $7.9 million, or $0.12 per diluted common share, for the first quarter of 2010.
Operating expenses were $12.0 million, $2.4 million higher in the second quarter of 2010 than in the second quarter of 2009 as a result of efforts to increase net sales and pursue additional clinical indications for Acthar. These efforts include a significantly expanded sales and marketing effort to increase Acthar sales for the treatment of MS, and increased research and development expenses to attempt to identify and support additional indications for Acthar, including the treatment of Nephrotic Syndrome.
“Our decision to expand our sales organization in 2009 led to strong MS prescription growth during the first and second quarters of 2010 as our sales team increased awareness in the medical community of the benefit of Acthar to patients for the treatment of MS exacerbations,” said Don M. Bailey, President and CEO. “The success of our sales outreach over the past year was a major factor behind our recent decision to double the sales organization during the third quarter of 2010. Net sales from Acthar prescriptions for MS exacerbations surpassed that from infantile spasms (IS) earlier this year, and we believe that the MS market will continue to be a growth driver for Questcor.
“At the same time, paid prescriptions for IS treatment remained in the middle of its historic sales range. Importantly, we completed a very successful FDA panel hearing in May. With the current PDUFA date set for September 11, 2010, we are working with the FDA to finalize labeling,

REMS and other post-approval commitments in support of an approval for the IS indication,” added Mr. Bailey.
Net sales totaled $54.6 million for the six months ended June 30, 2010, compared with $48.6 million for the same period of 2009. Net income for the first six months of 2010 was $17.1 million, or $0.27 per diluted common share compared with $17.0 million, or $0.25 per diluted common share, for the first six months of 2009.
MS, IS and NS Sales
During the second quarter of 2010, Questcor shipped 1,680 vials of Acthar compared to 1,564 vials for the second quarter of 2009. Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, Questcor is able to monitor trends in payer mix for new Acthar prescriptions based on data it receives from its reimbursement support center. Questcor estimates that over 90% of new Acthar prescriptions are processed by this support center, but that very few refill prescriptions are processed there.
In order to help investors better understand the trends in sales of Acthar for each of its three key therapeutic uses (MS, IS, and NS), Questcor has grouped new prescriptions processed by its reimbursement center into two groups—“Paid” and “Fully Rebated.” “Paid” prescriptions include those prescriptions for which Questcor retains the full selling price for Acthar, as well as a relatively small number of Tricare prescriptions which receive a 24% rebate. “Fully Rebated” prescriptions are those for which Questcor can identify as having recorded a rebate liability approximately equal to or greater than the price charged to its distributor. From time to time during the past two years, the rebate liability for some government insurance programs has shifted. Therefore, the prescriptions that fall into the “Paid” and “Fully Rebated” categories have also shifted over time as follows:
“Paid” prescriptions (Rxs) include all prescriptions in the following payer categories:
•	Commercial—For all time periods.
•	Tricare—For 2008 and 2010.
•	Medicaid Managed Care—For all time periods through March 22, 2010 (see Note 1 below the tables).
“Fully Rebated” prescriptions (Rxs) include:
•	Those reimbursed by fee-for-service Medicaid insurance and other state programs eligible for full rebates as Medicaid Waivers’ Programs for all time periods.
•	Tricare—For 2009.
•	Medicaid Managed Care—For all time periods beginning March 23, 2010 (see Note 1 below the tables).
The following tables show, for each of the three key Acthar therapeutic uses, the number of new prescriptions shipped grouped into “Paid” and “Fully Rebated”:

Multiple Sclerosis (and related conditions) New Rxs
	Paid	Fully Rebated
Q1-08	24	5
Q2-08	35	1
Q3-08	51	5
Q4-08	69	4
Total 2008	179	15
Q1-09	78	8
Q2-09	124	17
Q3-09	141	19
Q4-09	213	15
Total 2009	556	59
Q1-10	231	12
Q2-10	304	24

Infantile Spasms (and related conditions) New Rxs
	Paid	Fully Rebated
Q1-08	96	37
Q2-08	117	47
Q3-08	116	67
Q4-08	106	58
Total 2008	435	209
Q1-09	104	75
Q2-09	91	68
Q3-09	60	58
Q4-09	94	45
Total 2009	349	246
Q1-10	89	48
Q2-10	95	66

Nephrotic Syndrome (and related conditions) New Rxs
	Paid	Fully Rebated
Q1-09	1	0
Q2-09	3	1
Q3-09	2	0
Q4-09	14	3
Total 2009	20	4
Q1-10	11	0
Q2-10	4	1
Notes: (1) Because the recent health care legislation made Medicaid Managed Care prescriptions rebate eligible effective 3/23/10, a rebate liability for the few prescriptions estimated to be filled on or after 3/23/10 has been accrued. During Q1-10 and Q2-10, the Company did not have the ability to accurately identify every Medicaid Managed Care prescription so it is possible that a few prescriptions identified as “Paid” in Q1-10 and Q2-10 may subsequently be reclassified as “Fully Rebated.” Questcor is working along with others in the industry to enhance and refine its processes for identifying Medicaid Managed Care prescriptions. A rebate liability will be recordedfor this category of prescriptions in future quarters as appropriate.

(2) Historical trend information is not necessarily indicative of future results.
(3) “Related Conditions” includes diagnoses that are either alternative descriptions of the condition or are closely related to the medical condition which is the focus of the table. For example, a prescription for “Demyelinating disease of the central nervous system” would be included as an MS related condition for purpose of this table. About 5% of the prescriptions in the tables are for a related condition.
“As the above tables illustrate, the use of Acthar in the treatment of exacerbations associated with MS continued to grow substantially during the second quarter,” commented Steve Cartt, Executive Vice President and Chief Business Officer. “Second quarter MS prescription activity is a direct result of our sustained commercial effort in the MS market. Particularly encouraging are positive trends in repeat prescribing physicians and repeat patients using Acthar, which indicate that we are beginning to develop a loyal customer base in this key market. To further build on these positive prescription trends, we look forward to an increased selling effort in the MS market following completion of our sales force expansion, which is proceeding on schedule.
“In addition, a small pilot selling effort in Nephrotic Syndrome was initiated in April 2010 and we began to successfully generate the first few prescriptions from this effort during the second quarter. While the number of prescriptions resulting from this very limited effort is small, we are encouraged by the good insurance coverage that we are seeing for Acthar in this on-label indication. Furthermore, we continue to fund 12 clinical studies evaluating Acthar as a treatment for NS, and early data from some of these studies will become available later this year and in early 2011. We believe that publication of data illustrating the benefits of Acthar for patients suffering from Nephrotic Syndrome would be instrumental in building awareness for Acthar with the 7,000 nephrologists in the U.S.,” added Mr. Cartt.
Sales Reserves—Medicaid, Tricare and VA Adjustments
As required by federal regulations, the Company provides rebates to state Medicaid programs for Acthar dispensed to Medicaid patients covered under Medicaid rebate-eligible insurance plans. As a result of the recently passed health care legislation entitled the Patient Protection and Affordable Care Act of 2010, beginning January 1, 2010, the effective Medicaid rebate for Acthar was reduced from 110% to 100% of the amount Questcor receives for Medicaid prescriptions which positively impacts our reserve requirements. However, effective March 23, 2010, these rebates have been extended to Acthar dispensed to Medicaid patients covered under Medicaid managed care insurance plans which negatively impacts our reserve requirements.
The Department of Defense (DOD) operates a prescription drug program through its Tricare Management Administration (Tricare). Effective January 1, 2010, improved pricing for Acthar went into effect for purchases by Tricare and Veterans Administration (VA) medical centers. While VA sales were immaterial in the first half of 2010, Tricare prescriptions continued at the level experienced during 2009. This improved pricing positively impacts our reserve requirements.
Sales reserves for rebates owed to government sponsored insurance plans were $10.5 million during the second quarter of 2010 as compared with $10.9 million for the same period one year ago and $7.2 million for the first quarter of 2010. The increase in sales reserves during the second quarter of 2010 compared to the first quarter of 2010 is primarily due to the March 23, 2010 extension of rebates for Acthar dispensed to Medicaid patients covered under managed care insurance plans. The benefit of improved pricing to VA and Tricare and the reduction in the effective Medicaid rebate for Acthar Medicaid prescriptions from 110% to 100% of the amount Questcor receives for prescriptions contributed to the lower sales reserve in the first quarter of 2010. These two benefits continued in the second quarter, but were offset by the negative factor of the expansion of Medicaid rebates to Medicaid managed care patients. All three of these factors impacting sales reserves are expected to continue in the future.
Cash, Accounts Receivable and Share Repurchase Program
At, July 23, 2010, Questcor’s cash, cash equivalents and short-term investments totaled approximately $99 million, and accounts receivable totaled approximately $15 million.
During the second quarter, the Company did not repurchase any shares under its share repurchase program. As of June 30, 2010, Questcor had 62.1 million shares of common stock outstanding, with 5.1 million shares remaining under its common stock repurchase program.
Conference Call Details
The Company will host a conference call today to discuss these results at 4:30 p.m. ET. Don Bailey, President and Chief Executive Officer; Steve Cartt, Executive Vice President and Chief Business Officer; Dr. David Young, Chief Scientific Officer; Dave Medeiros, Senior Vice President, Pharmaceutical Operations; Dr. Jason Zielonka, Senior Vice President and Chief Medical Officer; and Gary Sawka, Senior Vice President, Finance and Chief Financial Officer will host the call.
To participate in the live call by telephone, please dial 866-225-8754 for domestic participants and 480-629-9692 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4330467#. An archived webcast will also be available at www.questcor.com.
About Questcor
Questcor Pharmaceuticals is a biopharmaceutical company whose products help patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection). H.P. Acthar Gel (“Acthar”) is an injectable drug that is approved for the treatment of certain disorders, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “if,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:
•	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy, including its expansion in the MS marketplace and other therapeutic areas;
•	FDA approval of and the market introduction of competitive products and our inability to market Acthar in IS prior to approval of IS as a labeled indication;
•	Questcor’s ability to operate within an industry that is highly regulated at both the Federal and state level;
•	Regulatory changes or other policy actions by governmental authorities and other third parties as recently adopted U.S. healthcare reform legislation is implemented;
•	Questcor’s ability to accurately forecast the demand for its products;
•	Questcor’s ability to receive high reimbursement levels from third party payers;
•	Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients;
•	That the actual amount of rebates and chargebacks related to the use of Acthar by government entities, including the Department of Defense Tricare network, and Medicaid-eligible patients may differ materially from Questcor’s estimates;
•	Questcor’s expenses and other capital needs for upcoming periods;
•	The inventories carried by Questcor’s distributors, specialty pharmacies and hospitals;
•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;
•	The complex nature of Questcor’s manufacturing process and the potential for supply disruptions or other business disruptions;
•	Questcor’s ability to attract and retain key management personnel;
•	Research and development risks, including risks associated with Questcor’s sNDA for IS and its preliminary work in the area of nephrotic syndrome;
•	Uncertainties regarding Questcor’s intellectual property;
•	The uncertainty of receiving required regulatory approvals in a timely way, or at all;
•	The impact to Questcor’s business caused by economic conditions;
•	Questcor’s limited pipeline for new products and its ability to identify product acquisition candidates and consummate transactions on terms acceptable to the Company; and
•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2009 and other documents filed with the Securities and Exchange Commission.
The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT:
Questcor	Investors	Media
Don Bailey	EVC Group	EVC Group
dbailey@Questcor.com	Douglas Sherk, 415-896-6820	Chris Gale, 646-201-5431
510-400-0776

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$28,316	$25,266	$54,560	$48,564
Cost of sales (exclusive of amortization of purchased technology)	2,000	1,603	3,998	3,113

Gross profit	26,316	23,663	50,562	45,451
Gross margin	93%	94%	93%	94%
Operating expenses:
Selling, general and administrative	8,971	7,180	18,347	14,433
Research and development	2,943	2,320	5,690	4,776
Depreciation and amortization	130	118	255	236

Total operating expenses	12,044	9,618	24,292	19,445

Income from operations	14,272	14,045	26,270	26,006
Other income:
Interest and other income, net	119	197	215	465
Gain on sale of product rights	—	200	—	225

Total other income	119	397	215	690

Income before income taxes	14,391	14,442	26,485	26,696
Income tax expense	5,109	5,131	9,351	9,711

Net income	$9,282	$9,311	$17,134	$16,985

Net income per share:
Basic	$0.15	$0.14	$0.28	$0.26

Diluted	$0.14	$0.14	$0.27	$0.25

Shares used in computing net income per share:
Basic	62,022	64,218	61,957	64,854

Diluted	64,543	66,325	64,057	67,140

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$23,824	$45,829
Short-term investments	68,857	29,878

Total cash, cash equivalents and short-term investments	92,681	75,707
Accounts receivable, net of allowance for doubtful accounts of $77 at June 30, 2010 and December 31, 2009	11,929	14,833
Inventories, net	3,308	3,378
Prepaid expenses and other current assets	1,166	1,162
Deferred tax assets	8,093	8,180

Total current assets	117,177	103,260
Property and equipment, net	508	407
Purchased technology, net	3,224	3,372
Goodwill	299	299
Deposits and other assets	710	710
Deferred tax assets	3,392	3,392

Total assets	$125,310	$111,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,473	$12,921
Accrued compensation	2,805	2,140
Sales-related reserves	17,159	14,922
Income taxes payable	1,067	477
Other accrued liabilities	1,486	1,751

Total current liabilities	25,990	32,211
Lease termination and deferred rent and other non-current liabilities	1,055	1,226

Total liabilities	27,045	33,437

Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized; 62,110,585 and 61,726,609 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	70,844	67,793
Retained earnings	27,358	10,224
Accumulated other comprehensive income (loss)	63	(14)

Total shareholders’ equity	98,265	78,003

Total liabilities and shareholders’ equity	$125,310	$111,440

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2010	2009
OPERATING ACTIVITIES
Net income	$17,134	$16,985
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	1,908	1,718
Deferred income taxes	41	—
Amortization of investments	329	16
Depreciation and amortization	255	236
Gain on sale of product rights	—	(225)
Income tax benefit realized from share-based compensation plans	320	—
Excess tax benefit from share-based compensation plans	(316)	—
Changes in operating assets and liabilities:
Accounts receivable	2,904	(1,626)
Inventories	70	(27)
Prepaid income taxes	—	3,316
Prepaid expenses and other current assets	(4)	55
Accounts payable	(9,448)	5,357
Accrued compensation	665	(261)
Sales-related reserves	2,237	(718)
Income taxes payable	590	526
Other accrued liabilities	(265)	(405)
Other non-current liabilities	(171)	(147)

Net cash flows provided by operating activities	16,249	24,800

INVESTING ACTIVITIES
Purchase of property and equipment	(208)	(71)
Purchase of short-term investments	(54,065)	(34,951)
Proceeds from maturities of short-term investments	14,880	31,150
Net proceeds from sale of product rights	—	225

Net cash flows used in investing activities	(39,393)	(3,647)

FINANCING ACTIVITIES
Issuance of common stock, net	823	547
Repurchase of common stock	—	(11,189)
Excess tax benefit from share-based compensation plans	316	—

Net cash flows provided by (used in) financing activities	1,139	(10,642)

Increase (decrease) in cash and cash equivalents	(22,005)	10,511
Cash and cash equivalents at beginning of period	45,829	13,282

Cash and cash equivalents at end of period	$23,824	$23,793